Exhibit 2.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2022, Prenetics Global Limited (the “Company”, “we”, “us” and “our”) had the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A ordinary shares, par value $0.0001 per share	PRE	The Nasdaq Stock Market LLC
Warrants	PRENW	The Nasdaq Stock Market LLC

Description of Ordinary Shares

The following is a summary of material provisions of our amended and restated memorandum and articles of association (the “Memorandum and Articles of Association”), as well as the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”) insofar as they relate to the material terms of our Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the SEC as an exhibit to our Shell Company Report on Form 20-F (File No. 001-41401) on May 27, 2022.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our authorized share capital is $50,000 divided into 500,000,000 shares of $0.0001 par value each, of which (i) 400,000,000 are designated as Class A Ordinary Shares, (ii) 50,000,000 are designated as convertible Class B Ordinary Shares and (iii) 50,000,000 are designated as shares of such class or classes (however designated) as the board of directors may determine in accordance with Article 10 of the Memorandum and Articles of Association. All ordinary shares issued and outstanding as of the date of this annual report are fully paid and non-assessable. The number of Class A Ordinary Shares and Class B Ordinary Shares that have been issued as of the last day of the financial year ended December 31, 2022 is provided on the cover of the annual report on Form 20-F filed for the fiscal year ended December 31, 2022 (the “2022 Form 20-F”). We maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if our board of directors determines that share certificates be issued.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

We have a dual-class voting structure such that our Ordinary Shares consist of Class A Ordinary Shares and Class B Ordinary Shares. In respect of all matters upon which holders of Ordinary Shares are entitled to vote, each Class A Ordinary Share are entitled to one (1) vote and each Class B Ordinary Share are entitled to twenty (20) votes. Holders of Class A Ordinary Shares and Class B Ordinary Shares generally have the same rights and powers except for voting and conversion rights.

Danny Yeung controls the voting power of all of the outstanding Class B Ordinary Shares. Although Mr. Yeung controls the voting power of all of the outstanding Class B Ordinary Shares, his control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors. As further described below, upon any transfer of Class B Ordinary Shares by a holder thereof to any person which is not a Permitted Transferee of such holder, those shares will automatically and immediately convert into Class A Ordinary Shares. In addition, all Class B Ordinary Shares will automatically convert to Class A Ordinary Shares in other events described below. See “— Rights of Class A Ordinary Shares Conversion.”

Rights of Class A Ordinary Shares (Item 10.B.3 of Form 20-F)

Classes of Ordinary Shares

Our Ordinary Shares are divided into Class A Ordinary Shares and Class B Ordinary Shares (and a further class of authorized but undesignated shares). Except for conversion rights and voting rights, the Class A Ordinary Shares and Class B Ordinary Shares shall generally carry equal rights and rank pari passu with one another.

Conversion

Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share (as adjusted for share splits, share combinations and similar transactions occurring after the Acquisition Effective Time) at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

Any number of Class B Ordinary Shares held by a holder thereof will automatically and immediately be converted into an equal number of Class A Ordinary Shares (as adjusted for share splits, share combinations and similar transactions occurring after the Acquisition Effective Time) upon the occurrence of any of the following:

•

Any direct or indirect sale, transfer, assignment, or disposition of such number of Class B Ordinary Shares by the holder thereof or the direct or indirect transfer or assignment of the voting power attached to such number of Class B Ordinary Shares through voting proxy or otherwise to any person that is not a Permitted Transferee of such holder;

•

The direct or indirect sale, transfer, assignment, or disposition of a majority of the issued and outstanding voting securities of, or the direct or indirect transfer or assignment of the voting power attached to such voting securities through voting proxy or otherwise, or the direct or indirect sale, transfer, assignment, or disposition of all or substantially all of the assets of, a holder of Class B Ordinary Shares that is an entity to any person that is not a Permitted Transferee of the such holder; or

•	A person becoming a holder of Class B Ordinary Shares by will or intestacy.

All Class B Ordinary Shares issued and outstanding will be automatically and immediately converted into an equal number of Class A Ordinary Shares upon the occurrence of any of the following:

•	On Danny Yeung’s death or incapacity;

•

On the date on which Danny Yeung is terminated for cause (as defined in the employment agreement with Danny Yeung (and in the event of a dispute regarding whether there was cause, cause will be deemed not to exist unless and until an affirmative ruling regarding such cause has been made by a court or arbitral panel of competent jurisdiction, and such ruling has become final and non-appealable)); or

•

On the first date that both of the following conditions are satisfied: (I) Danny Yeung and his Affiliates and Permitted Transferees together own less than thirty three per cent (33%) of the number of Class B Ordinary Shares (which for these purposes shall be deemed to include all Class B Ordinary Shares issuable upon exercise of all outstanding restricted share units to acquire Class B Ordinary Shares that are held by Danny Yeung immediately following the Acquisition Effective Time) that Danny Yeung and his Affiliates and Permitted Transferees owned immediately following the Acquisition Effective Time, as adjusted for share splits, share combinations and similar transactions occurring after the Acquisition Effective Time; and (II) Danny Yeung ceases to be our Director or officer.

No Class B Ordinary Shares shall be issued by us after conversion of all Class B Ordinary Shares into Class A Ordinary Shares.

Dividends

The holders of Ordinary Shares are entitled to such dividends as the board of directors may in its discretion lawfully declare from time to time, or as shareholders may declare by ordinary resolution (provided that no dividend shall exceed the amount recommended by the board of directors).

Class A Ordinary Shares and Class B Ordinary Shares rank equally as to dividends and other distributions. Dividends may be paid either in cash or in specie, provided, that no dividend can be made in specie on any Class A Ordinary Shares unless a dividend in specie in equal proportion is made on Class B Ordinary Shares.

Voting Rights

Holders of Ordinary Shares have the right to receive notice of, attend, speak and vote at general meetings of the shareholders. In respect of all matters upon which holders of Ordinary Shares are entitled to vote, each Class A Ordinary Share are entitled to one (1) vote and each Class B Ordinary Share are entitled to twenty (20) votes. At any meeting of shareholders a resolution put to the vote of the meeting shall be decided by way of a poll and not by way of a show of hands. A poll shall be taken in such manner and at such place as the chairperson of the meeting may direct (including the use of a ballot or voting papers, or tickets) and the result of a poll shall be deemed to be the resolution of the meeting.

Class A Ordinary Shares and Class B Ordinary Shares vote together on all matters, except that we will not, without the approval of holders of a majority of the voting power of the Class B Ordinary Shares, voting exclusively and as a separate class:

•	increase the number of authorized Class B Ordinary Shares;

•

issue any Class B Ordinary Shares or securities convertible into or exchangeable for Class B Ordinary Shares, other than to any Key Executive or his or her affiliates, or on a pro rata basis to all holders of Class B Ordinary Shares permitted to hold such shares under the Memorandum and Articles of Association;

•	create, authorize, issue, or reclassify into, any preference shares in our capital or any shares in our capital that carry more than one (1) vote per share;

•

reclassify any Class B Ordinary Shares into any other class of shares or consolidate or combine any Class B Ordinary Shares without proportionately increasing the number of votes per Class B Ordinary Share; or

•

amend, restate, waive, adopt any provision inconsistent with or otherwise vary or alter any provision of the Memorandum and Articles of Association relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Ordinary Shares;

An ordinary resolution to be passed by the shareholders requires a simple majority of votes cast at a meeting of shareholders, while a special resolution requires not less than two-thirds of votes cast at a meeting of shareholders.

Transfer of Ordinary Shares

Subject to applicable laws, including securities laws, and the restrictions contained in the Memorandum and Articles of Association, any shareholders may transfer all or any of their Class A Ordinary Shares by an instrument of transfer in the usual or common form, in a form prescribed by NASDAQ or any other form approved by our board of directors.

Class B Ordinary Shares may be transferred only to a Permitted Transferee of the holder and any Class B Ordinary Shares transferred otherwise will be converted into Class A Ordinary Shares as described above. See “— Conversion.”

A “Permitted Transferee” with respect to the Class B Ordinary Shareholders, means any or all of the following:

(a)	Danny Yeung and his Permitted Entities and Permitted Transferees of each of them (each a “Key Executive”);

(b)	any Key Executive’s Permitted Entities;

(c)

the transferee or other recipient in any transfer of any Class B Ordinary Shares by any Class B Ordinary Shareholder: (i) to (A) his or her Family Members; (B) any other relative or individual approved by our board of directors; or (C) any trust or estate planning entity (including partnerships, limited companies, and limited liability companies), that is primarily for the benefit of, or the ownership interests of which are Controlled by, such Class B Ordinary Shareholder, his or her Family Members, and/or other trusts or estate planning entities described in this paragraph (c), or any entity Controlled by such Key Executive or a trust or estate planning entity; or (ii) occurring by operation of law, including in connection with divorce proceedings;

(d)	any charitable organization, foundation, or similar entity;

(e)	our Company or any of its subsidiaries; or

(f)

in connection with a transfer as a result of, or in connection with, the death or incapacity of a Key Executive: any Key Executive’s Family Members, another Class B Ordinary Shareholder, or a designee approved by majority of all our directors, provided that in case of any transfer of Class B Ordinary Shares pursuant to clauses (b) through (e) above to a person who at any later time ceases to be a Permitted Transferee under the relevant clause, we shall be entitled to refuse registration of any subsequent transfer of such Class B Ordinary Shares except back to the transferor of such Class B Ordinary Shares pursuant to clauses (b) through (e) (or to a Key Executive or his or her Permitted Transferees) and in the absence of such transfer back to the transferor (or to a Key Executive or his or her Permitted Transferees), the applicable Class B Ordinary Shares shall be subject to mandatory conversion as set out above.

A “Permitted Entity” with respect to any Key Executive means:

(a)

any person in respect of which such Key Executive has, directly or indirectly: (i) control with respect to the voting of all the Class B Ordinary Shares held by or to be transferred to such person; (ii) the ability to direct or cause the direction of the management and policies of such person or any other person having the authority referred to in the preceding clause (a)(i) (whether by contract, as executor, trustee, trust protector or otherwise); or (iii) the operational or practical control of such person, including through the right to appoint, designate, remove or replace the person having the authority referred to in the preceding clauses (a)(i) or (ii);

(b)	any trust the beneficiaries of which consist primarily of a Key Executive, his or her Family Members, and/or any persons Controlled directly or indirectly Controlled by such a trust; and

(c)	any person Controlled by a trust described in the immediately preceding clause (b).

“Family Member” means the following individuals: the applicable individual, the spouse of the applicable individual (including former spouses), the parents of the applicable individual, the lineal descendants of the applicable individual, the siblings of the applicable individual, and the lineal descendants of a sibling of the applicable individual. For purposes of the preceding sentence, the descendants of any individual shall include adopted individuals and their issue but only if the adopted individual was adopted prior to attaining age 18.

“Controlled” means directly or indirectly: (i) the ownership or control of a majority of the outstanding voting securities of such person; (ii) the right to control the exercise of a majority of the votes at a meeting of the board of directors (or equivalent governing body) of such person; or (iii) the ability to direct or cause the direction of the management and policies of such person (whether by contract, through other legally enforceable rights or howsoever arising).

Our board of directors may decline to register any transfer of any share in the event that any of the following is known by the directors not to be both applicable and true with respect to such transfer:

•

the instrument of transfer is lodged with us, or our designated transfer agent or share registrar, accompanied by the certificate for the shares to which it relates (if any) and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•

the transferred shares are fully paid up and free of any lien in favor of us (it being understood and agreed that all other liens, e.g., pursuant to a bona fide loan or indebtedness transaction, shall be permitted); or

•	a fee of such maximum sum as NASDAQ may determine to be payable, or such lesser sum as our board of directors may from time to time require, is paid to us in respect thereof.

If our board of directors refuses to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal stating the facts which are considered to justify the refusal to register the transfer.

Liquidation

Our Class A Ordinary Shares and Class B Ordinary Shares will rank equally upon the occurrence of any liquidation, dissolution or winding up, in the event of which our assets will be distributed to, or the losses will be borne by, shareholders in proportion to the par value of the shares held by them.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their Ordinary Shares. The Ordinary Shares that have been called upon and remain unpaid are, after a notice period, subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Cayman Islands Companies Act, we may issue shares that are to be redeemed or are liable to be redeemed at the option of the shareholder or us. The redemption of such shares will be effected in such manner and upon such other terms as we may, by either resolution of our board of directors or special resolution of shareholders, determine before the issue of the shares.

Requirements to Change the Rights of Holders of Class A Ordinary Shares (Item 10.B.4 of Form 20-F)

Variations of Rights of Shares

Subject to certain provisions of the Memorandum and Articles of Association governing the Class B Ordinary Shares, if at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, any such variation will be made only with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Limitations on the Rights to Own Class A Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the laws of the Cayman Islands or under the Memorandum and Articles of Association that limit the right of non-resident or foreign shareholders to hold or exercise voting rights on our Class A Ordinary Shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions in the Memorandum and Articles of Association. Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under Cayman Islands law applicable to the Company, or under the Memorandum and Articles of Association, that require the Company to disclose shareholder ownership above any particular ownership threshold.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) ”merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90.0%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by three-fourths in value of each class of shareholders that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholders upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third-party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association allow any one or more of our shareholders who together hold shares which carry in aggregate not less than one-third of the total number of votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares.

Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of an ordinary resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our amended and restated memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association that require our company to disclose shareholder ownership above any particular ownership threshold.

Changes in Capital (Item 10.B.10 of Form 20-F)

We may from time to time by ordinary resolution, subject to the rights of holders of Class B Ordinary Shares:

•	increase its share capital by such sum, to be divided into shares of such amount, as the resolution will prescribe;

•	consolidate and divide all or any of its share capital into shares of a larger amount than existing shares;

•

sub-divide its existing shares or any of them into shares of a smaller amount; provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share will be the same as it was in case of the share from which the reduced share is derived; or

•

cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Subject to the rights of Class B Ordinary Shares, We may by special resolution reduce its share capital or any capital redemption reserve fund in any manner permitted by law.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants (Item 12.B of Form 20-F)

The number of warrants that were outstanding as of December 31, 2022 is provided on the cover of our 2022 Form 20-F. Our warrants are issued in registered (book-entry) form under the warrant agreement, dated May 13, 2021, by and between Artisan Acquisition Corp. (“Artisan”) and Continental Stock Transfer & Trust Company (“Continental”), as warrant agent, as amended by the Assignment, Assumption and Amendment Agreement, dated September 15, 2021, by and among Artisan, the Company and Continental (the warrant agreement, as amended, the “Warrant Agreement”).

In connection with and upon the consummation of the Business Combination, each Artisan Warrant outstanding immediately prior to the Business Combination was assumed by the Company and converted into a Warrant entitling the holder thereof to purchase such number of Class A Ordinary Share equal to the Class A Exchange Ratio upon exercise. Each Warrant continues to have and be subject to substantially the same terms and conditions as were applicable to such Artisan Warrant immediately prior to the consummation of the Business Combination (including any repurchase rights and cashless exercise provisions).

The following summary of certain provisions relating to our warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to the Warrant Agreement.

General

Each warrant entitles its holder to purchase one Class A Ordinary Share at an exercise price of $11.50 per share, subject to certain adjustments (the “Exercise Price”). Our warrants became exercisable on June 17, 2022. The warrants will expire at the earliest to occur of (i) 5:00 p.m., New York City time on May 18, 2027 and (ii) 5:00 p.m., New York City time on the redemption date, if any, that we may fix in accordance with the Warrant Agreement, except that in the case of any private warrants held by the Sponsor or any of its Permitted Transferees, they will expire at 5:00 p.m., New York City time on May 18, 2027 (the expiration dates of the warrants, the “Expiration Date”). We may in our sole discretion extend the duration of the warrants so long as we provide at least twenty (20) days’ prior written notice to all registered holders. Any such extension must be identical among all of the warrants. Any warrant not exercised prior to its expiration will become void.

Exercise of Warrants

A warrant may be exercised by delivering to the warrant agent (i) the warrant, (ii) an election to purchase form, and (iii) the payment in full of the Exercise Price and any and all applicable taxes due in connection with the exercise.

As soon as practicable after the exercise of any warrant we will issue a book-entry position or certificate, as applicable, for the Class A Ordinary Shares. All Class A Ordinary Shares issued upon the proper exercise of a warrant in conformity with the Warrant Agreement will be validly issued, fully paid and non-assessable.

A warrant holder may notify us in writing of the holder’s election to be subject to a provision of the Warrant Agreement preventing the holder from exercising a warrant, to the extent that, after giving effect to such exercise, the holder (together with its affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of our outstanding Class A Ordinary Shares immediately after giving effect to such exercise. By written notice to us, a warrant holder may increase or decrease the Maximum Percentage to any other percentage specified in such notice; provided, however, that any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to us.

Notwithstanding the above, we are not obligated to deliver any Class A Ordinary Shares pursuant to the exercise of a warrant and do not have the obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Ordinary Shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfaction of obligations with respect to registration under the Warrant Agreement, or a valid exemption from registration is available. No warrant will be exercisable and we will not be obligated to issue a Class A Ordinary Share upon exercise of a warrant unless the Class A Ordinary Share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.

Adjustments

We may, in our sole discretion, lower the Exercise Price at any time prior to the Expiration Date for a period of not less than fifteen business days, unless otherwise required by applicable laws, stock exchange rules or the U.S. Securities and Exchange Commission (the “SEC”), provided that we provide at least five days’ prior written notice to the holders and any such reduction shall be identical among all of the warrants.

The number of Class A Ordinary Shares issuable upon the exercise of the warrants is subject to customary adjustments in certain circumstances, such as a capitalization or share dividend of Ordinary Shares, or by a sub-division of Ordinary Shares or other similar event, as described in the Warrant Agreement. In the event the number of Class A Ordinary Shares purchasable upon the exercise of the warrants is adjusted, the Exercise Price will be adjusted (to the nearest cent) by multiplying the Exercise Price immediately prior to such adjustment, by a fraction (x) the numerator of which shall be the number of Ordinary Shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of Ordinary Shares so purchasable immediately thereafter.

If, by reason of any adjustment made pursuant to the events described above, the holder of any warrant would be entitled, upon the exercise of such warrant, to receive a fractional interest in a share, we will, upon such exercise, round down to the nearest whole number the number of Ordinary Shares to be issued to such holder.

Warrant holders also have replacement rights in the case of certain reclassification, reorganization, merger, consolidation or sale transactions involving our company or substantially all of our assets (each a “Replacement Event”). Upon the occurrence of any Replacement Event, warrant holders will have the right to purchase and receive (in lieu of our Class A Ordinary Shares) the kind and amount of stock or other securities or property (including cash) receivable upon such Replacement Event that the holder would have received if the warrants were exercised immediately prior to such event.

Upon any adjustment of the Exercise Price or the number of shares issuable upon exercise of a warrant, we will provide written notice of such adjustment to the warrant agent stating the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of Class A Ordinary Shares purchasable at such price upon the exercise of a warrant. We will also provide written notice of any adjustment described above to each warrant holder at the last address set forth in the warrant register, of the record date or the effective date of the event.

Cashless Exercise

We agreed to use commercially reasonable efforts to file with the SEC as soon as practicable a registration statement for the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the warrants. We are obligated to use commercially reasonable efforts to cause the registration statement to become effective and to maintain its effectiveness, and a current prospectus relating thereto, until the expiration or redemption of the warrants. Warrant holders have the right, during any period that we may fail to, as agreed, maintain an effective registration statement covering the Class A Ordinary Shares issuable upon exercise of the warrants, to exercise such warrants on a “cashless basis.” In a cashless exercise, holders may exchange their warrants for a number of Class A Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A Ordinary Shares underlying the warrants, multiplied by the excess of the Fair Market Value (as defined hereinafter) less the Exercise Price by (y) the Fair Market Value and (B) 0.361 per warrant. “Fair Market Value” in this paragraph means the volume weighted average price of the Class A Ordinary Shares as reported during the ten trading days ending on the trading day prior to the date that notice of exercise is received by the warrant agent.

If, by reason of any exercise of warrants on a “cashless basis”, the holder of any warrant would be entitled, upon the exercise of such warrant, to receive a fractional interest in a Class A Ordinary Share, we will round down to the nearest whole number, the number of Class A Ordinary Shares to be issued to such holder.

Redemption

We have the right to redeem all the warrants (but not less than all the warrants), at any time while they are exercisable and prior to their expiration, at the office of the warrant agent, upon notice to the registered holders of the warrants, at the price of $0.01 per warrant (the “Redemption Price”), if (i) the last reported sale price of our Class A Ordinary Shares has been at least $18.00 per share (subject to certain adjustments), for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given and (ii) there is an effective registration statement covering issuance of the Class A Ordinary Shares issuable upon exercise of the warrants, and a current prospectus relating thereto, available throughout the 30 days prior to the redemption date.

In the event we choose to redeem all outstanding warrants, we are required to (i) fix a date for the redemption and (ii) provide notice to the registered holders of the warrants at least 30 days prior to the redemption date. We will mail any such notice of redemption by first class mail, postage prepaid, not less than 30 days prior to the redemption date to registered warrant holders. The notice will be sent to each registered holder’s last address as it appears on the registration books. Any notice so mailed will be conclusively presumed to have been duly given, whether or not the registered holder actually receives such notice.

If there is no effective registration statement and current prospectus available, we may nonetheless redeem the warrants on a “cashless basis,” provided that (i) the last reported sale price of our Class A Ordinary Shares has been at least $10.00 per share (subject to certain adjustments) the last reported sales price of the Class A Ordinary Shares for any twenty (20) trading days within the thirty (30) trading-day period ending on the third trading day prior to the date on which notice of the redemption is given; and (ii) the holders are able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A Ordinary Shares determined based on the date of redemption and the volume weighted average price of the Class A Ordinary Shares during the ten trading days immediately following the date on which the notice of redemption is sent to holders of the warrants.

On and after the redemption date, the record holder of the warrants will have no further rights except to receive, upon surrender of the warrants, the Redemption Price.

The redemption rights above do not apply to the private warrants unless and until they are transferred to persons other than the Sponsor and its Permitted Transferees.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.